Exhibit 99.1

                                                                                                     NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES RECEIPT OF
“GOING PRIVATE” PROPOSAL AT $27.50 PER SHARE

HORSHAM, PA, May 16, 2006 – NCO Group, Inc. (“NCO” or the “Company”) (NASDAQ: NCOG), a leading provider of business process outsourcing services, announced today that its Board of Directors received yesterday a proposal from Michael J. Barrist, Chairman and Chief Executive Officer of the Company, to acquire all of the outstanding shares of the Company for $27.50 per share in cash. Mr. Barrist intends to partner in this transaction with One Equity Partners II, L.P. A copy of the text of the proposal letter is set forth below.

The Board of Directors of the Company is scheduled to meet later today and intends to form a Special Committee of independent directors to consider the proposal. The Special Committee will retain independent financial advisors and legal counsel to assist it in its work. The Board of Directors cautions the Company’s shareholders and others considering trading in its securities that the Board of Directors has just received the proposal and no decisions have been made by the Board of Directors with respect to the Company’s response to the proposal. There can be no assurance that any agreement will be executed or that any transaction will be approved or consummated.

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May 12, 2006

CONFIDENTIAL – Sent Via Federal Express

Board of Directors
NCO Group, Inc.
507 Prudential Road
Horsham, Pennsylvania 19044

Gentlemen:

     I propose to acquire by merger all of the outstanding common stock of the Company for $27.50 per share, on the terms and conditions more fully set forth below (the “Proposed Transaction”). This price represents a 42% premium above today’s closing price of $19.36 and a 33.8% premium above the 90-day average price of $20.56 per share.

     I intend to partner in this transaction with One Equity Partners II, L.P. One Equity Partners II and its affiliated funds manage over $5 billion in capital, have acquired over 20 portfolio companies for aggregate consideration of over $7 billion, and have extensive experience with management-led leveraged buyouts. Given the extensive work that has already been completed by One Equity and Morgan Stanley, the fact that we have committed financing and our collective knowledge of the Company and its industry, I believe we can quickly and with great certainty complete an acquisition of the Company at what I think is a very attractive price.

     The Proposed Transaction would be financed through a combination of approximately $388 million of equity and approximately $815 million of debt. Morgan Stanley has provided to One Equity Partners II a commitment for the full amount of the debt financing (including, if necessary, a bridge facility) required to fund the Proposed Transaction which One Equity Partners II is prepared to accept if we move forward with the Proposed Transaction. A copy of Morgan Stanley’s commitment is enclosed.

     I would make a significant investment in the transaction and would expect to provide other members of the Company’s senior management team with the opportunity to participate as well. I would continue as chairman and CEO of the Company following the transaction, and I expect that our senior management team would also continue with the Company.

     I know you are aware of my strong belief that the Company would be best served by a prompt resolution of this process. Accordingly, if we promptly enter into the Proposed Transaction, our proposed merger agreement would expressly permit the Company to solicit superior alternative transactions for a period of 21 days after execution of the merger agreement (the “Go Shop Period”) and, at any time prior to shareholder approval of the transaction, to terminate our merger agreement to accept a superior proposal, subject to customary “matching rights.” Further, if the Company terminates our merger agreement to accept a superior proposal that was received during the Go Shop Period, the Company would be required to pay a break up fee equal to only 1% of the transaction value, plus reimbursement of actual expenses. If the Company terminates our merger agreement to accept a superior proposal received after the Go Shop Period, the Company would be required to pay a break fee of 3% of the transaction value. Under this arrangement, the Company will be able to guarantee a high premium value for the Company without foreclosing the possibility, which I believe is unlikely, of obtaining an even greater value from a third party.

     This proposal is subject to satisfactory completion of confirmatory due diligence by One Equity Partners and Morgan Stanley and the negotiation and execution of acceptable definitive documentation. Based on discussions I have had with One Equity Partners and Morgan Stanley, I am confident that their diligence will confirm their assumptions. Further, given the extensive work they have performed to date, I believe that, with your cooperation, their diligence can be completed within 7 to 10 days, concurrently with the negotiation and finalization of definitive documentation.

     I anticipate that you will promptly establish a special committee of independent directors to review this proposal and consider how the Company should proceed. To facilitate this process I enclose a copy of our proposed merger agreement.

     Of course, no binding obligation shall arise with respect to the proposal or any transaction unless and until definitive documentation has been appropriately approved, executed and delivered by the parties.

     I believe that this proposal is in the best interest of the Company, its shareholders and its employees and I look forward to discussing this proposal with you in the near future.

Very truly yours,

/s/ Michael J. Barrist
Michael J. Barrist

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About NCO Group, Inc.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through 100 offices in the United States, Canada, the United Kingdom, India, the Philippines, the Caribbean and Panama.

For further information contact:

NCO Investor Relations
(215) 441-3000
www.ncogroup.com

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Certain statements in this press release, including, without limitation, statements concerning strategic initiatives, statements as to NCO’s or management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, the risk that NCO will not be able to realize operating efficiencies in the integration of its acquisitions or that the restructuring charges will be greater than anticipated, risks related to union organizing efforts at the Company's facilities, risks related to the ERP implementation, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and acquisitions, including the acquisition of Risk Management Alternatives, Inc., risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, and other risks detailed from time to time in NCO’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

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